Exhibit 10.20

$175,000,000

CREDIT AGREEMENT

Dated as of September 15, 2004,

Among

DUQUESNE LIGHT HOLDINGS, INC.

as Borrower

and

THE BANKS NAMED HEREIN

as Banks

and

UNION BANK OF CALIFORNIA, N.A.

as Administrative Agent

and

BANK ONE, NA

as Syndication Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION and CITIBANK, N.A.

as Co-Documentation Agents

UNION BANK OF CALIFORNIA, N.A. and

J.P. MORGAN SECURITIES INC.

as Co-Lead Arrangers

-ii-

-iii-

SECTION 11.12.	Execution in Counterparts	62
SECTION 11.13.	Survival of Agreement	62
SECTION 11.14.	Patriot Act Notice	63

Exhibits
EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B	-	Form of Notice of Conversion
EXHIBIT C	-	Form of Opinion of Metz Lewis LLC, special counsel to the Borrower
EXHIBIT D	-	Form of Opinion of Martin L. Ryan, Esq., Assistant General Counsel of the Borrower
EXHIBIT E	-	Form of Opinion of Hughes Hubbard & Reed LLP, counsel to the Administrative Agent
EXHIBIT F	-	Form of Lender Assignment
EXHIBIT G	-	Form of Accession and Amendment Agreement
EXHIBIT H	-	Form of Increasing Lender Agreement
Schedules
SCHEDULE I Applicable Lending Offices
SCHEDULE II Existing Letters of Credit
SCHEDULE III Litigation

-iv-

CREDIT AGREEMENT

Dated as of September 15, 2004

THIS CREDIT AGREEMENT is made by and among:

(i)	Duquesne Light Holdings, Inc. (formerly known as DQE, Inc.), a Pennsylvania corporation (the “Borrower”),

(ii)	the banks (the “Banks”) listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto,

(iii)	Union Bank of California, N.A. (“Union Bank”), as administrative agent (the “Administrative Agent”) for the Lenders hereunder,

(iv)	Bank One, NA, as syndication agent (the “Syndication Agent”) for the Lenders hereunder, and

(v)	Wachovia Bank, National Association and Citibank, N.A., as co-documentation agents (the “Co-Documentation Agents”).

PRELIMINARY STATEMENTS

The Borrower has requested the Banks to provide the credit facilities hereinafter described in the amounts and on the terms and conditions set forth herein. The Banks have so agreed on the terms and conditions set forth herein, and the Agents (as hereinafter defined) have agreed to act as agents for the Lenders on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” means a Loan that bears interest as provided in Section 3.05(b)(i).

“Accession and Amendment Agreement” means an Accession and Amendment Agreement entered into by a New Lender, the Administrative Agent and the Borrower, in substantially the form of Exhibit G.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means, as the context may require, the Administrative Agent, the Syndication Agent or the Co-Documentation Agents; and “Agents” means any or all of the foregoing.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

“Applicable Lending Office” means, with respect to each Lender, (i) such Lender’s Domestic Lending Office, in the case of an ABR Loan, and (ii) such Lender’s Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.

“Applicable Margin” means, for any day, with respect to any Eurodollar Rate Loan or ABR Loan, as the case may be, the applicable percentage set forth below under the caption “Eurodollar Margin” or “ABR Margin”, respectively, based upon the ratings by S&P and Moody’s applicable on such date to the Index Debt:

	Eurodollar Margin	ABR Margin
Category 1 A- or higher by S&P or A3 or higher by Moody’s	0.75%	0.00%

Category 2 BBB+ or higher by S&P or Baa1 or higher by Moody’s	0.875%	0.00%

Category 3 BBB or higher by S&P or Baa2 or higher by Moody’s	1.00%	0.125%

Category 4 BBB- or higher by S&P or Baa3 or higher by Moody’s	1.125%	0.25%

Category 5 BB+ or lower by S&P or Ba1 or lower by Moody’s	1.75%	1.00%

Notwithstanding the foregoing, each of the foregoing Applicable Margins for Category 1, Category 2, Category 3 and Category 4 shall be increased by 0.125% per annum, and each of the foregoing Applicable Margins for Category 5 shall be increased by 0.25% per annum, in the event that, and at all times during which, the principal amount outstanding hereunder equals or exceeds 50% of the Commitments.

For purposes of the foregoing, (A) if Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5, (B) if more than one Category (other than Category 5) is applicable at any one time, the Applicable Margin shall be based on the applicable Category having the lowest number (i.e., Category 1 is lower than Category 2), and (C) in the event that, and at all times during which, Category 5 is applicable, the Applicable Margin shall be based on Category 5. The Applicable Margins shall be increased or decreased in accordance with this definition upon any change in the applicable ratings of the Index Debt, and such increased or decreased Applicable Margins shall be effective from the date of announcement of any such new ratings. The Borrower agrees to notify the Administrative Agent promptly after each change in any rating of the Index Debt. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Rate” means:

(i) in the case of each ABR Loan, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time; and

(ii) in the case of each Eurodollar Rate Loan comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period.

“Available Commitment” means, for each Lender on any day, the unused portion of such Lender’s Commitment, computed after giving effect to all Extensions of Credit or prepayments to be made on such day and the application of proceeds therefrom. “Available Commitments” means the aggregate of the Lenders’ Available Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means a borrowing consisting of Loans of the same Type, having the same Interest Period and made or Converted on the same day by the Lenders, ratably in accordance with their respective Percentages. Any Borrowing consisting of Loans of a particular Type may be referred to as being a Borrowing of such “Type”. All Loans of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City, Pittsburgh, Pennsylvania, and Los Angeles, California, and, if the applicable Business Day relates to any Eurodollar Rate Loan, a day of the year on which dealings are carried on in the London interbank market.

“Closing Date” means the date upon which each of the conditions precedent enumerated in Section 6.01 has been fulfilled to the satisfaction of the Lenders, the Administrative Agent and the Borrower. All transactions contemplated by the Closing Date shall take place on or before September 17, 2004, at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, at 10:00 A.M., or such other time as the parties hereto may mutually agree.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower and to participate in Extensions of Credit resulting from the issuance or, pursuant to Section 4.02(c), deemed issuance (or extension, modification or amendment) of any Letter of Credit in an aggregate amount no greater than (i) the amount set forth opposite such Lender’s name on the signature pages hereof, (ii) in the case of any New Lender, the amount set forth opposite such New Lender’s name on the signature pages to the Accession and Amendment Agreement to which it is a party, (iii) in the case of any Increasing Lender, the amount set forth opposite such Increasing Lender’s name on the signature pages to the Increasing Lender Agreement to which it is a party, or (iv) if such Lender has entered into one or more Lender Assignments, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.07(c), in each such case as such amount may be reduced from time to time pursuant to Section 2.03. “Commitments” means the total of the Lenders’ Commitments hereunder. The Commitments shall in no event exceed (i) on the Closing Date, $175 million, and (ii) at any time after the Closing Date, $200 million.

“Commitment Fee Rate” means, for any day, the applicable percentage set forth below under the caption “Commitment Fee Rate”, based upon the ratings by S&P and Moody’s applicable on such date to the Index Debt:

Commitment Fee Rate
Category 1 A- or higher by S&P or A3 or higher by Moody’s	0.125%

Category 2 BBB+ or higher by S&P or Baa1 or higher by Moody’s	0.15%

Category 3 BBB or higher by S&P or Baa2 or higher by Moody’s	0.20%

Category 4 BBB- or higher by S&P or Baa3 or higher by Moody’s	0.25%

Category 5 BB+ or lower by S&P or Ba1 or lower by Moody’s	0.30%

For purposes of the foregoing, (A) if Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5, (B) if more than one Category (other than Category 5) is applicable at any one time, the Commitment Fee Rate shall be based on the applicable Category having the lowest number (i.e., Category 1 is lower than Category 2), and (C) in the event that, and at all times during which, Category 5 is applicable, the Commitment Fee Rate shall be based on Category 5. The Commitment Fee Rate shall be increased or decreased in accordance with this definition upon any change in the applicable ratings of the Index Debt, and such increased or decreased Commitment Fee Rate shall be effective from the date of announcement of any such new ratings. The Borrower agrees to notify the Administrative Agent promptly after each change in any rating of the Index Debt. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Commitment Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Confidential Information” has the meaning assigned to that term in Section 11.08.

“Consolidated Capital” means, at any date of determination, the sum of (i) Consolidated Debt, (ii) consolidated equity of the common stockholders of the Borrower and its Consolidated Subsidiaries, (iii) trust-originated or partnership-originated preferred securities of the Borrower and its Consolidated Subsidiaries, (iv) consolidated equity of the preference stockholders of the Borrower and its Consolidated Subsidiaries, and (v) consolidated equity of the preferred stockholders of the Borrower and its Consolidated Subsidiaries, in the case of clauses (ii) through (v) above, determined at such date in accordance with GAAP.

“Consolidated Debt” means, at any date of determination, without duplication, the aggregate Debt of the Borrower and its Consolidated Subsidiaries; provided, however, that Consolidated Debt shall not include (i) any Debt of the type referred to in clause (viii) of the definition thereof contained in this Section 1.01 if such Debt is not reasonably quantifiable as of the date of determination and (ii) subordinated debentures issued by Duquesne Light or the Borrower in connection with the issuance of (A) monthly-income preferred securities by Duquesne Capital, L.P. and (B) other similar partnership-originated or trust-originated preferred securities by any Subsidiary or other Affiliate of Duquesne Light or the Borrower, provided that (1) the issuer of such preferred securities lends substantially all of the proceeds from such issuance to Duquesne Light, the Borrower or any other Affiliate of the Borrower, as the case may be, in exchange for such subordinated debentures and (2) substantially all of the assets of such issuer consist solely of such subordinated debentures and payments made from time to time in respect thereof.

“Consolidated Subsidiary” means, with respect to any Person, any Subsidiary of such Person whose accounts are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Conversion”, “Convert” or “Converted” refers to a conversion of Loans of one Type into Loans of another Type, or to the selection of a new, or the renewal of the same, Interest Period for Loans, as the case may be, pursuant to Section 3.02.

“Coverage Ratio” means, with respect to each twelve-month period ending on the last day of each fiscal quarter of the Borrower, the ratio of (a) the sum of (i) consolidated net income of the Borrower and its Consolidated Subsidiaries for such period plus (or minus) (ii) all extraordinary items deducted (or added) in determining said net income plus (iii) all income taxes deducted in determining said net income plus (iv) total interest charges of the Borrower and its Consolidated Subsidiaries deducted in determining said net income, excluding (A) allowance for borrowed funds used during construction and (B) any payments made with respect to the subordinated debentures issued by Duquesne Light in connection with the issuance of monthly-income preferred securities by Duquesne Capital, L.P. (such interest charges with such exclusions being referred to as “Actual Interest Expense”) plus (v) depreciation expense deducted in determining said net income minus (vi) allowance for equity and borrowed funds used during construction and other noncash items described in Financial Accounting Standards Board Statement No. 90 to (b) Actual Interest Expense for such period.

“Debt” means, for any Person, at any date of determination, without duplication, all (i) secured or unsecured indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or evidenced by notes, bonds, debentures or other instruments, (ii) obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iii) obligations secured by any Lien existing on any property owned or held by such Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) obligations of such Person in respect of letters of credit, bankers’ acceptances and similar extensions of credit (other than (A) any such obligation in support of other Debt already included in this definition and (B) obligations of such Person in respect of surety bonds or performance bonds or other similar obligations), (v) without duplication of the foregoing clause (iv), reimbursement obligations of such Person in respect of drawings or other payments made under letters of credit, bankers’ acceptances, surety bonds, performance bonds, and other similar extensions of credit and obligations, (vi) obligations of such Person under any Hedging Agreements (the amount of any such obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof), (vii) obligations of such Person in respect of Unfunded Vested Liabilities, and (viii) obligations of such Person under guaranties or support agreements in respect of, and obligations of such Person (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Default Rate” means a rate per annum equal at all times to (i) in the case of any amount of principal of any Loan that is not paid when due, 2% per annum above the higher of (A) the Applicable Rate required to be paid on such Loan immediately prior to the date on which such amount became due and (B) the Applicable Rate for an ABR Loan in effect from time to time, and (ii) in the case of any amount of interest, fees or other amounts payable hereunder that is not paid when due, 2% per annum above the Applicable Rate for an ABR Loan in effect from time to time.

“Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office or Affiliate of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Lender Assignment or Accession and Amendment Agreement (as applicable) pursuant to which it became a Lender, or such other office or Affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“DQE Capital” means DQE Capital Corporation, a Delaware corporation, all of whose outstanding common stock is owned on the date hereof by the Borrower.

“Duquesne Light” means Duquesne Light Company, a Pennsylvania corporation, all of whose common stock is owned on the date hereof by the Borrower, or any successor thereto.

“Eligible Assignee” means (a) a commercial bank or trust company organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country that is a member of the OECD; (d) any other commercial bank or other financial institution engaged generally in the business of extending credit or purchasing debt instruments; and (e) a Lender or an Affiliate of a Lender; provided, however, that (A) any such Person shall also (i) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured indebtedness of entities engaged in such businesses) or (ii) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (b), (c), or (d) above, shall, on the date on which it is to become a Lender hereunder, (1) be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 5.06) and (2) not be incurring any losses, costs or expenses of the type for which such Person could demand payment under Section 5.04(a) or (c) (except to the extent that, in the absence of the making of an assignment to such Person, the assigning Lender would have incurred an equal or greater amount of such losses, costs or expenses and such losses, costs or expenses would have been payable by the Borrower to such assigning Lender hereunder), and (C) any Person described in clause

(a), (b), (c), (d) or (e) above that is not a Lender shall, in addition, be acceptable to any Issuing Bank based upon its then-existing credit criteria (such acceptance not to be unreasonably withheld or delayed).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental agency or authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance or to health and safety matters.

“Environmental Liability” means, with respect to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, (i) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) a partnership or other trade or business (whether or not incorporated) that is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as such Person, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate of the Borrower from a Multiple Employer Plan during a plan year for which it was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or an ERISA Affiliate of the Borrower to make a required payment to a Plan; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan; (viii) the complete or partial withdrawal of the Borrower or any ERISA Affiliate of the Borrower from any Multiemployer Plan or the insolvency of any Multiemployer Plan; (ix) the Borrower or any ERISA Affiliate of the Borrower shall request a minimum funding waiver from the Internal Revenue Service with respect to any Plan; or (x) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office or Affiliate of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Lender Assignment or Accession and Amendment Agreement (as applicable) pursuant to which it became a Lender (or, if no such office or Affiliate is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for each Interest Period for each Eurodollar Rate Loan made as part of the same Borrowing, an interest rate per annum equal to the average (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%) of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Loan made as part of such Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Loan made as part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Sections 3.04(c) and 5.02.

“Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 3.05(b)(ii).

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for each Eurodollar Rate Loan means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 9.01.

“Evergreen Letter of Credit” means any Letter of Credit that, by its terms, provides that it shall be automatically renewed or extended for a stated period of time at the end of its then-scheduled expiration date unless the applicable Issuing Bank notifies the beneficiary thereof prior to such expiration date that such Issuing Bank elects not to renew or extend such Letter of Credit.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means the Credit Agreement, dated as of September 19, 2003, as amended by Amendment No. 1 thereto, dated as of November 7, 2003, among the Borrower, the banks named therein and the other lenders from time to time party thereto, Union Bank of California, N.A., as administrative agent, Banc One Capital Markets, Inc., as syndication agent, and Wachovia Bank, National Association, Citibank, N.A. and Fleet National Bank, as co-documentation agents.

“Existing Letter of Credit” means each of the letters of credit set forth in Schedule II hereto and any other letter of credit issued by an Issuing Bank (whether prior to or after the date hereof) for the account of the Borrower pursuant to any agreement (other than this Agreement) to which the Borrower is a party.

“Extension of Credit” means (i) the making of a Borrowing (including any Conversion), (ii) the issuance (or, pursuant to Section 4.02(c), deemed issuance) of a Letter of Credit, or (iii) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof, increasing the LC Outstandings thereunder, or otherwise altering any of the material terms or conditions thereof.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” has the meaning assigned to that term in Section 2.02(c).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form 10-Q” has the meaning assigned to that term in Section 7.01(f).

“GAAP” has the meaning assigned to that term in Section 1.03.

“Governmental Approval” means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body, required in connection with the execution, delivery or performance of any Loan Document.

“Granting Lender” has the meaning assigned to that term in Section 11.07(j).

“Hazardous Substance” means any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to protect against fluctuations in currency exchange or interest rates.

“Increasing Lender” has the meaning assigned to that term in Section 2.01(e).

“Increasing Lender Agreement” means an Increasing Lender Agreement entered into by an Increasing Lender, the Administrative Agent and the Borrower, in substantially the form of Exhibit H.

“Indemnified Person” has the meaning assigned to that term in Section 11.04(b).

“Index Debt” means the long-term, senior unsecured Debt of either (i) the Borrower or (ii) if the Borrower does not have any such Debt that is rated by Moody’s or S&P, DQE Capital, in each case that is not guaranteed by any other Person (other than the Borrower) or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum, dated August 2004, regarding the Borrower and the transactions contemplated hereby, as provided to the Banks.

“Interest Period” has the meaning assigned to that term in Section 3.03.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“Issuing Bank” means any Lender designated by the Borrower, and acceptable to the Administrative Agent, in accordance with Section 4.01, as the issuer of a Letter of Credit pursuant to an Issuing Bank Agreement. As of the Closing Date, the Borrower has designated Bank One, NA and Wachovia Bank, National Association as Issuing Banks, each such designee has agreed to act as an Issuing Bank hereunder, and the Administrative Agent has accepted such designees pursuant to Section 4.01.

“Issuing Bank Agreement” means an agreement between an Issuing Bank and the Borrower, in form and substance satisfactory to the Administrative Agent, providing for the issuance (or, pursuant to Section 4.02(c), deemed issuance) of one or more Letters of Credit, in form and substance satisfactory to the Administrative Agent, in support of a general corporate activity of the Borrower or any of its Affiliates.

“LC Payment Notice” has the meaning assigned to that term in Section 4.04(b).

“LC Outstandings” means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein).

“Lender Assignment” means an assignment and agreement entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit F.

“Lenders” means the Banks listed on the signature pages hereof, each Eligible Assignee that shall become a party hereto pursuant to Section 2.01(d) or Section 11.07 and, if and to the extent so provided in Section 4.04(c), each Issuing Bank.

“Letter of Credit” means a letter of credit issued (or, pursuant to Section 4.02(c), deemed issued) by an Issuing Bank pursuant to Section 4.02 (including any Existing Letters of Credit), as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement and the Issuing Bank Agreement to which it relates.

“Letter of Credit Expiration Date” means the date that occurs five Business Days prior to the one year anniversary of the Revolving Credit Termination Date.

“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale or other title retention agreement).

“Loan” means a loan by a Lender to the Borrower pursuant to Section 3.01 (or deemed made pursuant to Section 4.04(c) or (d)), and refers to an ABR Loan or a Eurodollar Rate Loan (each of which shall be a “Type” of Loan). All Loans by a Lender of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed to be a single Loan by such Lender until repaid or next Converted.

“Loan Documents” means this Agreement, any Promissory Notes, the Fee Letter, the Issuing Bank Agreement(s), any Increasing Lender Agreements, any Accession and Amendment Agreements and all other agreements, instruments and documents now or hereafter executed and/or delivered pursuant hereto or thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or results of operations of the Borrower and its Subsidiaries, considered as a whole, or (b) the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document to which it is or will be a party.

“Material Plan” means, collectively, a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $20,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate of the Borrower is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and that (i) is maintained for employees or former employees of the Borrower or an ERISA Affiliate of the Borrower and at least one Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“New Lender” has the meaning assigned to that term in Section 2.01(d).

“Non-Extending Lender” has the meaning assigned to that term in Section 2.03(c).

“Notice of Borrowing” has the meaning assigned to that term in Section 3.01(a).

“OECD” means the Organization for Economic Cooperation and Development.

“Participant” has the meaning assigned to that term in Section 11.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

“Percentage” means, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such date by the total of the Commitments on such date, and multiplying the quotient so obtained by 100%. In the event that the Commitments have been terminated, each Lender’s Percentage shall be calculated on the basis of the Commitments in effect immediately prior to such termination.

“Permitted Liens” means each of the following:

(i) Liens for taxes, assessments or governmental charges or levies to the extent not delinquent or that are diligently being contested in good faith by appropriate proceedings and for which the Borrower has set aside adequate reserves in accordance with GAAP;

(ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens, Liens or privileges of any employees for salary or wages earned, and other similar Liens arising in the ordinary course of business securing obligations that are not delinquent and are being diligently contested in good faith by appropriate proceedings;

(iii) Liens in respect of judgments or awards with respect to which the Borrower shall (A) in good faith be prosecuting an appeal or other proceeding for review and with respect to which the Borrower shall have secured a stay of execution pending such appeal or other proceeding and for which the Borrower has set aside adequate reserves in accordance with GAAP, or (B) have the right to prosecute an appeal or other proceeding for review and for which the Borrower has set aside adequate reserves in accordance with GAAP;

(iv) Liens securing amounts in dispute by the Borrower or any of its Subsidiaries, provided that such Liens are bonded in full or secured by other security arrangements satisfactory to the Required Lenders; and

(v) other nonconsensual Liens not described in clauses (i) through (iv) above, provided that (A) such Liens do not secure Debt and (B) the obligations secured by such Liens shall not exceed, in the aggregate, $25,000,000 at any one time outstanding.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, with respect to any Person, an employee benefit plan (other than a Multiemployer Plan) maintained for employees or former employees of such Person or any ERISA Affiliate of such Person and covered by Title IV of ERISA or Section 412 of the Internal Revenue Code, including a Single Employer Plan and a Multiple Employer Plan.

“Promissory Note” means any promissory note of the Borrower payable to the order of a Lender (and, if requested, its registered assigns), issued pursuant to Section 3.01(d); and “Promissory Notes” means any or all of the foregoing.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended from time to time.

“Recipient” has the meaning assigned to that term in Section 11.08.

“Reference Banks” means Union Bank, Bank One, NA and Wachovia Bank, National Association, or any additional or substitute Lenders as may be selected from time to time to act as Reference Banks hereunder by the Administrative Agent and the Borrower.

“Reference Rate” means the rate of interest announced publicly by Union Bank in Los Angeles, California, from time to time, as the Union Bank Reference Rate.

“Register” has the meaning specified in Section 11.07(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Request for Issuance” has the meaning assigned to that term in Section 4.02(a).

“Required Lenders” means, on any date of determination, Lenders that, collectively, on such date (i) hold at least 66 2/3% of the then aggregate outstanding principal amount of the Loans owing to Lenders and (ii) if no Loans are then outstanding, have Percentages in the aggregate of at least 66 2/3%. Any determination of those Lenders constituting the Required Lenders shall be made by the Administrative Agent and shall be conclusive and binding on all parties absent manifest error.

“Revolving Credit Termination Date” means the earlier to occur of (i) September 15, 2007 and (ii) the date of termination or reduction in whole of the Commitments pursuant to Section 2.03 or 9.02.

“Rule 3a-5” means Rule 3a-5 (17 C.F.R. § 270.3a-5) promulgated by the Securities and Exchange Commission under the Investment Company Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Senior Financial Officer” means the President, any Vice President, the Controller or the Treasurer of the Borrower.

“Significant Subsidiary” means Duquesne Light and any other Subsidiary of the Borrower that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees or former employees of the Borrower or an ERISA Affiliate of the Borrower and no Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SPC” has the meaning assigned to that term in Section 11.07(j).

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one or more other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Type” has the meaning assigned to such term (i) in the definition of “Loan” when used in such context and (ii) in the definition of “Borrowing” when used in such context.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any of its ERISA Affiliates to the PBGC or such Plan under Title IV of ERISA.

“Unmatured Default” means an event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

SECTION 1.02. Computation of Time Periods; Construction. (a) Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to New York City time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. Unless the context requires otherwise, in the case of a period of time “from” a specified date “to” or “until” a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those applied in the preparation of the financial statements referred to in Section 7.01(f) (“GAAP”).

ARTICLE II

COMMITMENTS

SECTION 2.01. The Commitments. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower and to participate in the issuance (or, pursuant to Section 4.02(c), deemed issuance) of Letters of Credit (and the LC Outstandings thereunder) during the period from the Closing Date until the Revolving Credit Termination Date, in an aggregate outstanding amount not to exceed on any day such Lender’s Available Commitment (after giving effect to all Extensions of Credit to be made on such day and the application of the proceeds thereof). Within the limits hereinafter set forth, the Borrower may, from the Closing Date until the Revolving Credit Termination Date, request Extensions of Credit hereunder, prepay Loans, or reduce or cancel Letters of Credit, and use the resulting increase in the Available Commitments for further Extensions of Credit in accordance with the terms hereof.

(b) In the event that any Letters of Credit are outstanding on or after the Revolving Credit Termination Date, each Lender severally agrees, on the terms and conditions hereinafter set forth, to participate in all LC Outstandings during the period from the Revolving Credit Termination Date until (and including) the Letter of Credit Expiration Date, in an aggregate outstanding amount not to exceed on any day such Lender’s Percentage of the principal amount outstanding hereunder on such day, it being understood that any cash collateral provided to the Administrative Agent by or on behalf of the Borrower pursuant to Section 4.02(d)(i) shall be applied by the Administrative Agent (to the extent that such cash collateral is then held by the Administrative Agent and available for such purpose) to reimburse any drawings under such Letters of Credit in the event that the Borrower fails to do so pursuant to Section 4.04(a).

(c) Notwithstanding anything in Section 11.01 to the contrary, this Agreement may be amended, pursuant to subsection (d) and/or subsection (e) below, on any single date following the Closing Date and prior to the Revolving Credit Termination Date, to increase the Commitments, at the discretion of the Borrower, pursuant to one or more Accession and Amendment Agreements and/or Increasing Lender Agreements, as applicable, entered into by the Borrower, the Administrative Agent and each Eligible Assignee that shall agree to provide an additional or increased Commitment, without the consent of any other Lender; provided, that (i) the aggregate principal amount of such additional or increased Commitments shall not exceed $25,000,000, (ii) no Unmatured Default or Event of Default shall have occurred and be continuing at the time of such increase, (iii) no Commitment of any Lender shall be increased without the consent of such Lender in its sole discretion, (iv) the representations and warranties set forth in Section 7.01 of this Agreement shall be true and correct on and as of the date of such increase, before and after giving effect to such increase, as though made on and as of such date, and (v) the Borrower shall not have previously caused the Commitments to be increased pursuant to this Section 2.01(c).

(d) In the event that the Commitments shall be increased at any time following the Closing Date in accordance with subsection (c) above through a post-closing syndication to one or more additional financial institutions, each of which must satisfy the requirements of an Eligible Assignee (“New Lenders”), each New Lender shall execute and deliver to the Administrative Agent an Accession and Amendment Agreement. Upon the execution and delivery of an Accession and Amendment Agreement by a New Lender and the other parties thereto, such New Lender shall automatically become a Lender hereunder with a Commitment equal to the amount set forth opposite its name on the signature pages of such Accession and Amendment Agreement.

(e) In the event that any Lender shall agree (in its sole and absolute discretion) to increase its Commitment (an “Increasing Lender”) at any time following the Closing Date in accordance with subsection (c) above, such Increasing Lender shall execute and deliver to the Administrative Agent an Increasing Lender Agreement. Upon the execution and delivery of an Increasing Lender Agreement by an Increasing Lender and the other parties thereto, the Commitment of such Increasing Lender shall automatically increase to the amount set forth opposite its name on the signature pages of such Increasing Lender Agreement.

(f) The Administrative Agent shall promptly notify the Lenders of each New Lender and Increasing Lender, each New Lender’s and Increasing Lender’s Commitment and the Percentage of each Lender after taking into account the Commitment of each New Lender and Increasing Lender.

(g) On the effective date of each Accession and Amendment Agreement and Increasing Lender Agreement, each New Lender and Increasing Lender shall purchase by assignment from the other Lenders (and such other Lenders shall assign to the New Lenders and Increasing Lenders) such portion of the Loans (if any) owing to them as shall be designated by the Administrative Agent such that, after giving effect to all such purchases and assignments, the outstanding Loans owing to each Lender shall equal such Lender’s Percentage of the aggregate amount of Loans owing to all Lenders.

(h) In no event shall the Borrower be entitled to request or receive any Extensions of Credit that would cause the principal amount outstanding hereunder to exceed the Commitments.

SECTION 2.02. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the average daily amount of such Lender’s Available Commitment at a rate per annum equal to the Commitment Fee Rate in effect from time to time, from the date hereof, in the case of each Bank, and from the effective date specified in the Lender Assignment or Accession and Amendment Agreement (as applicable) pursuant to which it became a Lender, in the case of each other Lender, until the Revolving Credit Termination Date, payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur following the date hereof, and on the Revolving Credit Termination Date.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commission on the average daily aggregate amount of the LC Outstandings from the date hereof until the later to occur of (i) the Revolving Credit Termination Date and (ii) if any Letters of Credit are outstanding on or after the Revolving Credit Termination Date, the Letter of Credit Expiration Date, at a rate per annum equal to the Applicable Margin with respect to Eurodollar Rate Loans from time to time, payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur following the date hereof, and on the later to occur of (A) the Revolving Credit Termination Date and (B) if any Letters of Credit are outstanding on or after the Revolving Credit Termination Date, the Letter of Credit Expiration Date.

(c) In addition to the fees provided for in subsections (a) and (b) above, the Borrower shall pay to the Administrative Agent, for the account of the Administrative Agent, Bank One, N.A., as Issuing Bank, and J.P. Morgan Securities Inc., such other fees as are provided for in that certain letter agreement, dated the Closing Date, among the Borrower, the Administrative Agent, such Issuing Bank and J.P. Morgan Securities Inc. (the “Fee Letter”), in the amounts and at the times specified therein.

SECTION 2.03. Reduction of the Commitments. (a) The Commitments shall be automatically and permanently terminated on the Revolving Credit Termination Date, subject to Section 2.01(b).

(b) The Borrower may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders), terminate in whole or reduce ratably in part the unused portions of the Commitments; provided that any such partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof; and provided, further, that the Commitments shall in no event be reduced to an amount which is less than the aggregate LC Outstandings of all Letters of Credit then outstanding.

(c) In the event that the Borrower requests the Lenders to agree to an extension of the Revolving Credit Termination Date (pursuant to an amendment to this Agreement, a consent letter or otherwise) and any Lender (a “Non-Extending Lender”) does not agree to such extension, then, subject to subsection (d) below, the Commitment of such Non-Extending Lender shall terminate on the effective date (if any) of such extension; provided, that it shall be a condition to any such extension that (i) Lenders having at least 50% of the aggregate amount of the Commitments consent to such extension request, (ii) after giving effect to the termination of the Commitments of all Non-Extending Lenders, the Commitments shall equal or exceed the aggregate LC Outstandings of all Letters of Credit then outstanding, and (iii) no Event of Default or Unmatured Default shall have occurred and be continuing. Subject to subsection (d) below, the Borrower shall pay to the Administrative Agent, for the account of each Non-Extending Lender, on such effective date (if any), the outstanding principal amount of all Loans made by such Non-Extending Lender, accrued interest thereon, and all other amounts payable to such Non-Extending Lender pursuant to this Agreement and the other Loan Documents. Upon its receipt of such payment, such Non-Extending Lender shall no longer constitute a Lender hereunder.

(d) The Borrower may, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and provided that no Event of Default or Unmatured Default shall then have occurred and be continuing, demand that any Non-Extending Lender assign, at the sole cost and expense of the Borrower, in accordance with Section 11.07 to one or more Eligible Assignees designated by the Borrower, all (but not less than all) of such Non-Extending Lender’s Commitment and the Loans owing to it, on or before the effective date (if any) of the applicable extension of the Revolving Credit Termination Date. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Non-Extending Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Non-Extending Lender’s Commitment or Loans, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (d) that such assignment shall be conclusively deemed to be on terms acceptable to such Non-Extending Lender, and such Non-Extending Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (i) shall agree to such assignment by entering into a Lender Assignment with such Non-Extending Lender and (ii) shall offer compensation to such Non-Extending Lender in an amount equal to all amounts then owing by the Borrower to such Non-Extending Lender hereunder and under any Promissory Notes made by the Borrower to such Non-Extending Lender, whether for principal, interest, fees, costs or expenses or otherwise (including, without limitation, to the extent not paid by the Borrower, any payments required pursuant to Section 5.04(b)).

SECTION 2.04. Computations of Outstandings. Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the sum of (i) the aggregate principal amount of all Loans outstanding on such date plus (ii) the aggregate LC Outstandings of all Letters of Credit outstanding on such date, in each case after giving effect to all Extensions of Credit to be made on such date and the application of the proceeds thereof. At no time shall the principal amount outstanding under this Agreement exceed the aggregate amount of the Commitments. References to the unused portion of the Commitments shall refer to the excess, if any, of the Commitments over the principal amount outstanding hereunder; and references to the unused portion of any Lender’s Commitment shall refer to such Lender’s Percentage of the unused Commitments.

ARTICLE III

LOANS

SECTION 3.01. Loans. (a) The Borrower may request a Borrowing (other than a Conversion) by delivering a notice (a “Notice of Borrowing”) to the Administrative Agent no later than 12:00 noon on the third Business Day or, in the case of ABR Loans, on the first Business Day, prior to the date of the proposed Borrowing. The Administrative Agent shall give each Lender prompt notice of each Notice of Borrowing. Each Notice of Borrowing shall be in substantially the form of Exhibit A and shall specify the requested (i) date of such Borrowing (which shall be a Business Day, but in no event later than the Business Day immediately preceding the Revolving Credit Termination Date), (ii) Type of Loans to be made in connection with such Borrowing, (iii) Interest Period, if any, for such Loans and (iv) amount of such Borrowing. Each proposed Borrowing shall conform to the requirements of Sections 3.03 and 3.04.

(b) Each Lender shall, before 12:00 noon on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s address referred to in Section 11.02, in same day funds, such Lender’s Percentage of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing, unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Percentage available to the Administrative Agent on the date of such Borrowing in accordance with the first sentence of this subsection (b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.

(c) If and to the extent that any Lender (a “non-performing Lender”) shall not have made available to the Administrative Agent, in accordance with subsection (b) above, such Lender’s Percentage of any Borrowing, the non-performing Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand corresponding amounts, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. Within the limits of each Lender’s Available Commitment and subject to the other terms and conditions set forth in this Agreement for the making of Loans (including Section 8.01(h)), the Borrower may request (and the Lenders shall honor) one or more additional Borrowings from the performing Lenders to fund such repayment to the Administrative Agent. If a non-performing Lender shall repay to the Administrative Agent such corresponding amount in full (with interest as above provided), (x) the Administrative Agent shall apply such corresponding amount and interest to the repayment to the Administrative Agent (or repayment of Loans made to fund such repayment to the Administrative Agent), and shall make any remainder available to the Borrower and (y) such amount so repaid shall be deemed to constitute such Lender’s Loan, made as part of such

Borrowing for purposes of this Agreement as if funded concurrently with the other Loans made as part of such Borrowing, and such Lender shall forthwith cease to be deemed a non-performing Lender; if and so long as such non-performing Lender shall not repay such amount, and unless and until an Eligible Assignee shall have assumed and performed the obligations of such non-performing Lender, all computations by the Administrative Agent of Percentages, Commitments and payments hereunder shall be made without regard to the Commitments, or outstanding Loans, of such non-performing Lender, and any amounts paid to the Administrative Agent for the account of such non-performing Lender shall be held by the Administrative Agent in trust for such non-performing Lender in a non-interest-bearing special purpose account. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(d) Any Lender may request that Loans made by it hereunder be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

SECTION 3.02. Conversion of Loans. The Borrower may from time to time Convert any Loan (or portion thereof) of any Type to one or more Loans of the same or any other Type by delivering a notice of such Conversion (a “Notice of Conversion”) to the Administrative Agent no later than 12:00 noon on (x) the third Business Day prior to the date of any proposed Conversion into a Eurodollar Rate Loan and (y) the first Business Day prior to the date of any proposed Conversion into an ABR Loan. The Administrative Agent shall give each Lender prompt notice of each Notice of Conversion. Each Notice of Conversion shall be in substantially the form of Exhibit B and shall specify (i) the requested date of such Conversion, (ii) the Type of, and Interest Period, if any, applicable to, the Loans (or portions thereof) proposed to be Converted, (iii) the requested Type of Loans to which such Loans (or portions thereof) are proposed to be Converted, (iv) the requested initial Interest Period, if any, to be applicable to the Loans resulting from such Conversion and (v) the aggregate amount of Loans (or portions thereof) proposed to be Converted. Each proposed Conversion shall be subject to the provisions of Sections 3.03 and 3.04.

SECTION 3.03. Interest Periods. The period between the date of each Eurodollar Rate Loan and the date of payment in full of such Loan shall be divided into successive periods (“Interest Periods”) for purposes of computing interest applicable thereto. The initial Interest Period for each such Loan shall begin on the day such Loan is made, and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period for such Loan. The duration of each Interest Period shall be 1, 2, 3, or 6 months (or, if available to all

Lenders, any period less than 1 month), as the Borrower may, in accordance with Section 3.01 or 3.02, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Revolving Credit Termination Date;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

SECTION 3.04. Other Terms Relating to the Making and Conversion of Loans. (a) Notwithstanding anything in Section 3.01 or 3.02 to the contrary:

(i) each Borrowing (other than a Borrowing deemed made under Section 4.04(c) or (d)) shall be in an aggregate amount not less than (A) in the case of Eurodollar Loans, $3,000,000 or an integral multiple of $1,000,000 in excess thereof, or (B) in the case of ABR Loans, $500,000 or an integral multiple of $500,000 in excess thereof (or, in each case, such lesser amount as shall be equal to the total amount of the Available Commitments on such date, after giving effect to all other Extensions of Credit to be made on such date), and shall consist of Loans of the same Type, having the same Interest Period and made or Converted on the same day by the Lenders ratably according to their respective Percentages;

(ii) the Borrower may request that more than one Borrowing be made on the same day;

(iii) at no time shall more than twelve (12) different Borrowings comprising Eurodollar Rate Loans be outstanding hereunder;

(iv) no Eurodollar Rate Loan may be Converted on a date other than the last day of the Interest Period applicable to such Loan unless the corresponding amounts, if any, payable to the Lenders pursuant to Section 5.04(b) are paid within two Business Days after the Administrative Agent provides written notice to the Borrower as to amounts owing under Section 5.04(b) in connection with such Conversion;

(v) if the Borrower shall either fail to give a timely Notice of Conversion pursuant to Section 3.02 in respect of any Loans or fail, in any Notice of Conversion that has been timely given, to select the duration of any Interest Period for Loans to be Converted into Eurodollar Rate Loans in accordance with Section 3.03, such Loans shall, on the last day of the then existing Interest Period therefor, automatically Convert into, or remain as, as the case may be, ABR Loans; and

(vi) if, on the date of any proposed Conversion, any Event of Default shall have occurred and be continuing, all Loans then outstanding shall, on such date, automatically Convert into, or remain as, as the case may be, ABR Loans.

(b) If any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make, or to fund or maintain, Eurodollar Rate Loans hereunder, (i) the obligation of such Lender to make, or to Convert Loans into, Eurodollar Rate Loans for such Borrowing or any subsequent Borrowing from such Lender shall be forthwith suspended until the earlier to occur of the date upon which (A) such Lender shall cease to be a party hereto and (B) it is no longer unlawful for such Lender to make, fund or maintain Eurodollar Rate Loans, and (ii) if the maintenance of Eurodollar Rate Loans then outstanding through the last day of the Interest Period therefor would cause such Lender to be in violation of such law, regulation or assertion, such Lender may require the Borrower to either prepay or Convert all Eurodollar Rate Loans from such Lender within five Business Days after such notice, and if the Borrower shall not have so prepaid or Converted such Eurodollar Rate Loans by such fifth Business Day, then such Eurodollar Rate Loans shall be deemed automatically Converted to ABR Loans on such fifth Business Day. Promptly upon becoming aware that the circumstances that caused such Lender to deliver such notice no longer exist, such Lender shall deliver notice thereof to the Administrative Agent (but the failure to do so shall impose no liability upon such Lender). Promptly upon receipt of such notice from such Lender (or upon such Lender’s assigning all of its Commitments, Loans, participation and other rights and obligations hereunder to an Eligible Assignee), the Administrative Agent shall deliver notice thereof to the Borrower and the Lenders and such suspension shall terminate. Prior to any Lender giving notice to the Administrative Agent or the Borrower under this subsection (b), such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such unlawfulness and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(c) If (i) only one, or none, of the Reference Banks furnishes timely information to the Administrative Agent for determining the Eurodollar Rate for Eurodollar Rate Loans to be made in connection with any proposed Borrowing or (ii) the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Loans to be made in connection with such Borrowing will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Borrowing, the right of the Borrower to select Eurodollar Rate Loans for such Borrowing and any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan to be made or Converted in connection with such Borrowing shall be an ABR Loan.

(d) If any Lender shall have delivered a notice to the Borrower or the Administrative Agent described in Section 3.04(b) or Section 3.06, or shall become a non-performing Lender under Section 3.01(c) or Section 4.04(c), and if and so long as such Lender shall not have withdrawn such notice or corrected such non-performance in accordance with said Section 3.04(b), Section 3.06, Section 3.01(c) or Section 4.04(c), the Borrower or the Administrative Agent may demand that such Lender assign in accordance with Section 11.07, to one or more Eligible Assignees designated by the Borrower or the Administrative Agent, all (but not less than all) of such Lender’s Commitments, Loans, participation and other rights and obligations hereunder; provided that any such demand by the Borrower during the continuance of an Event of Default or an Unmatured Default shall be ineffective without the consent of the Required Lenders. If, within 30 days following any such demand by the Administrative Agent or the Borrower, any such Eligible Assignee so designated shall fail to consummate such assignment on terms reasonably satisfactory to such Lender, or the Borrower and the Administrative Agent shall have failed to designate any such Eligible Assignee, then such demand by the Borrower or the Administrative Agent shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to be on terms reasonably satisfactory to such Lender, and such Lender shall be compelled to consummate such assignment forthwith, if such Eligible Assignee (i) shall agree to such assignment in substantially the form of the Lender Assignment attached hereto as Exhibit F and (ii) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Administrative Agent), including, without limitation, all accrued interest and fees and, to the extent not paid by the Borrower, any payments required pursuant to Section 5.04(b).

(e) Each Notice of Borrowing and Notice of Conversion shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing or Notice of Conversion specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing or Notice of Conversion for such Borrowing, the applicable conditions (if any) set forth in this Article III (other than failure pursuant to the provisions of Section 3.04(c) hereof) or in Article VI, including any such loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender when such Loan, as a result of such failure, is not made on such date.

SECTION 3.05. Repayment of Loans; Interest. (a) Principal. The Borrower shall repay the outstanding principal amount of the Loans on the Revolving Credit Termination Date.

(b) Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the Applicable Rate for such Loan (except as otherwise provided in this subsection (b)), payable as follows:

(i) ABR Loans. If such Loan is an ABR Loan, interest thereon shall be payable quarterly in arrears on the last day of each March, June, September and December, on the date of any Conversion of such ABR Loan and on the date such ABR Loan shall become due and payable or shall otherwise be paid in full; provided that any amount of principal that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate.

(ii) Eurodollar Rate Loans. If such Loan is a Eurodollar Rate Loan, interest thereon shall be payable on the last day of each Interest Period for such Loan and, if the Interest Period for such Loan has a duration of more than three months, on that day of each third month during such Interest Period that corresponds to the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month); provided that any amount of principal that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate.

SECTION 3.06. Additional Interest on Eurodollar Rate Loans. The Borrower shall pay to the Administrative Agent for the account of each Lender any costs actually incurred by such Lender with respect to Eurodollar Rate Loans that are attributable to such Lender’s compliance with regulations of the Board requiring the maintenance of reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. Such costs shall be paid to the Administrative Agent for the account of such Lender in the form of additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Lender, from the date of such Eurodollar Rate Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Eurodollar Rate Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Loan (but in no event earlier than ten Business Days after the Borrower’s receipt of the certificate referred to in the last sentence of this Section 3.06). Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent. A certificate as to the amount of such additional interest and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender and shall be conclusive and binding for all purposes, absent manifest error, provided that the determination thereof shall have been made by such Lender in good faith.

ARTICLE IV

LETTERS OF CREDIT

SECTION 4.01. Issuing Banks. Subject to the terms and conditions hereof, the Borrower may from time to time identify and arrange for one or more Lenders to act as Issuing Banks hereunder. Any such designation by the Borrower shall be notified to the Administrative Agent at least four Business Days prior to the first date upon which the Borrower proposes that such Issuing Bank issue (or, pursuant to Section 4.02(c), be deemed to have issued) its first Letter of Credit, so as to provide adequate time for such proposed Issuing Bank to be approved by the Administrative Agent hereunder. Within two Business Days following the receipt of any such designation of a proposed Issuing Bank, the Administrative Agent shall notify the Borrower as to whether such designee is acceptable to the Administrative Agent. Nothing contained herein shall be deemed to require any Lender to agree to act as an Issuing Bank, if it does not so desire.

SECTION 4.02. Letters of Credit. (a) Each Letter of Credit (other than an Existing Letter of Credit) shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than three Business Days’ prior written notice thereof to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the relevant Issuing Bank; provided, however, that no such notice shall be required in connection with the automatic extension of an Evergreen Letter of Credit. Each such notice (a “Request for Issuance”) shall specify (i) the date (which shall be a Business Day, but in no event later than the date that occurs five Business Days prior to the Revolving Credit Termination Date) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the date that occurs one year from the date of issuance of such Letter of Credit (or, in the case of any extension of a Letter of Credit, one year from the date of effectiveness of such extension), subject, in the case of any Evergreen Letter of Credit, to automatic annual renewal or extension), (ii) the proposed stated amount of such Letter of Credit (which shall not be less than $250,000) and (iii) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement and the relevant Issuing Bank Agreement. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one Business Day prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein and in the relevant Issuing Bank Agreement, such Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.

(b) Each Lender severally agrees with such Issuing Bank to participate in the Extension of Credit resulting from the issuance or, pursuant to Section 4.02(c), deemed issuance (or extension, modification or amendment) of such Letter of Credit, in the manner and the amount provided in Section 4.04(b), and the issuance (or, pursuant to Section 4.02(c), deemed issuance) of such Letter of Credit shall be deemed to be a confirmation by such Issuing Bank and each Lender of such participation in such amount.

(c) Subject to the requirements of subsection (a) above, upon at least four Business Days prior written notice to the Administrative Agent, the Borrower may request that an Existing Letter of Credit be deemed to be a Letter of Credit issued hereunder. Such request shall be accompanied by a copy of such Existing Letter of Credit and a consent of the bank or other financial institution that issued such Existing Letter of Credit to its deemed issuance hereunder. If the Administrative Agent determines that such Existing Letter of Credit meets the requirements specified therefor in this Agreement (including the requirements set forth in clauses (i) and (ii) of subsection (a) above and in subsection (c) above) and the relevant Issuing Bank

Agreement, then (i) the Administrative Agent shall promptly provide a copy of such Existing Letter of Credit to the Lenders and (ii) subject to the satisfaction of the conditions precedent set forth in Section 6.02, and notwithstanding any reference in such Existing Letter of Credit to any credit facility pursuant to which such Existing Letter of Credit was issued, such Existing Letter of Credit shall be deemed to constitute a Letter of Credit and to have been issued hereunder on the date set forth in the Borrower’s notice to the Administrative Agent (by the Issuing Bank that issued or was deemed to have issued such Existing Letter of Credit under such credit facility); provided, however, that nothing contained in this Section 4.02 shall extend, modify or otherwise affect the existing expiry date under any such Existing Letter of Credit. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the letters of credit set forth in Schedule II hereto shall constitute Letters of Credit for all purposes hereunder.

(d) In the event that any Letters of Credit may or will be outstanding on or after the Revolving Credit Termination Date, the Borrower shall either (i) pay to the Administrative Agent no later than the Business Day immediately preceding the Revolving Credit Termination Date, in immediately available funds, an amount equal to the aggregate LC Outstandings of all Letters of Credit that may or will be outstanding on the Revolving Credit Termination Date that have a stated expiry date on or after such date (including all Evergreen Letters of Credit that are or may be outstanding on the Revolving Credit Termination Date), which amount shall be held by the Administrative Agent (for its benefit and the benefit of the Issuing Banks and the Lenders) as cash collateral, pursuant to a cash collateral agreement in form and substance satisfactory to the Administrative Agent, the Issuing Banks and the Lenders, to secure LC Outstandings and the Borrower’s reimbursement obligations with respect thereto, or (ii) on or before the Business Day immediately preceding the Revolving Credit Termination Date, enter into a new credit facility that would (A) refinance and replace this Agreement in its entirety and (B) deem all Letters of Credit then outstanding to have been issued pursuant to, and be governed by, such new credit facility, provided that the lenders thereunder shall be Eligible Assignees or otherwise satisfactory to the applicable Issuing Banks in their sole and absolute discretion and the terms and conditions of such new credit facility shall be satisfactory to the applicable Issuing Banks in their sole and absolute discretion. Each Issuing Bank that has issued any Evergreen Letter of Credit that remains outstanding under this Agreement on or after the Revolving Credit Termination Date shall, as soon as possible on or after such date, provide written notice to the beneficiary of such Evergreen Letter of Credit stating that such Issuing Bank elects not to renew or extend such Evergreen Letter of Credit beyond the then-scheduled expiry date thereof.

SECTION 4.03. Issuing Bank Fees. The Borrower shall pay directly to each Issuing Bank such fees and expenses, if any, specified to be paid to such Issuing Bank pursuant to the Issuing Bank Agreement to which it is a party, at the times, and in the manner, specified in such Issuing Bank Agreement.

SECTION 4.04. Reimbursement to Issuing Banks. (a) The Borrower hereby agrees to pay to the Administrative Agent for the account of each Issuing Bank, on demand made by such Issuing Bank to the Borrower and the Administrative Agent, on and after each date on which such Issuing Bank shall pay any amount under the Letter of Credit issued (or, pursuant to Section 4.02(c), deemed issued) by such Issuing Bank, a sum equal to the amount so paid plus interest on such amount from the date so paid by such Issuing Bank until repayment to such Issuing Bank in full at a fluctuating interest rate per annum equal at all times to the Applicable Rate for ABR Loans.

(b) If any Issuing Bank shall not have been reimbursed in full for any payment made by such Issuing Bank under the Letter of Credit issued (or, pursuant to Section 4.02(c), deemed issued) by such Issuing Bank on the date of such payment, such Issuing Bank shall give the Administrative Agent and each Lender prompt notice thereof (an “LC Payment Notice”) no later than 12:00 noon on the Business Day immediately succeeding the date of such payment by such Issuing Bank. Each Lender severally agrees to purchase a participation in the reimbursement obligation of the Borrower to such Issuing Bank under subsection (a) above, by paying to the Administrative Agent for the account of such Issuing Bank an amount equal to such Lender’s Percentage of such unreimbursed amount paid by such Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by such Issuing Bank to the date of payment to such Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. on the later to occur of (i) the Business Day immediately following the date of such payment by such Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from such Issuing Bank. Each Lender’s obligation to make each such payment to the Administrative Agent for the account of such Issuing Bank shall be several and shall not be affected by (A) the occurrence or continuance of any Unmatured Default or Event of Default, (B) the failure of any other Lender to make any payment under this Section 4.04, or (C) subject to subsection (e) below, the date of the drawing under the applicable Letter of Credit issued by such Issuing Bank. Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(c) The failure of any Lender to make any payment to the Administrative Agent for the account of an Issuing Bank in accordance with subsection (b) above, shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a “non-performing Lender”) shall fail to make any payment to the Administrative Agent for the account of an Issuing Bank in accordance with subsection (b) above within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, such Issuing Bank shall be deemed, for purposes of Section 5.05 and Article IX hereof, to be a Lender hereunder owed a Loan in an amount equal to the outstanding principal amount due and payable by such Lender to the Administrative Agent for the account of such Issuing Bank pursuant to subsection (b) above.

(d) Each participation purchased by a Lender under subsection (b) above shall constitute an ABR Loan deemed made by such Lender to the Borrower on the date of such payment by the relevant Issuing Bank under the Letter of Credit issued (or, pursuant to Section 4.02(c), deemed issued) by such Issuing Bank (irrespective of the Borrower’s noncompliance, if any, with the conditions precedent for Loans hereunder); and all such payments by the Lenders in respect of any one such payment by such Issuing Bank shall constitute a single Borrowing hereunder.

(e) Notwithstanding subsections (b), (c) and (d) above or any other provision contained in this Agreement or any other Loan Document to the contrary, in no event shall the Lenders have any obligation to purchase a participation in the reimbursement obligation of the

Borrower to any Issuing Bank, or otherwise to pay any amount to (or for the account of) such Issuing Bank or any other Person, in respect of a drawing under an Evergreen Letter of Credit that occurs after the Letter of Credit Expiration Date. In furtherance of the foregoing, any Evergreen Letter of Credit that remains outstanding after the Letter of Credit Expiration Date shall, for purposes of this Agreement and the other Loan Documents (other than the Issuing Bank Agreement to which such Issuing Bank is a party), be deemed to have expired on the Letter of Credit Expiration Date.

SECTION 4.05. Obligations Absolute. Subject to Section 4.04(e), the payment obligations of each Lender under Section 4.04(b) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any Loan deemed made under Section 4.04(c) or (d) shall be unconditional and irrevocable (subject only to the Borrower’s right to bring suit against an Issuing Bank pursuant to Section 4.06 following the reimbursement of such Issuing Bank for any such payment), and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii) any amendment or waiver of, or any consent to departure from, all or any of the Loan Documents;

(iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment in good faith by any Issuing Bank under the Letter of Credit issued (or, pursuant to Section 4.02(c), deemed issued) by such Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 4.06. Liability of Issuing Banks and the Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit, and neither the Issuing Bank that has issued (or, pursuant to Section 4.02(c), deemed issued) such Letter of Credit, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower shall have the right to bring suit against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such Issuing Bank’s willful misconduct or gross negligence, including such Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued (or, pursuant to Section 4.02(c), deemed issued) by such Issuing Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any Issuing Bank’s willful misconduct or gross negligence, and the obligation of the Borrower to reimburse the Lenders hereunder shall be absolute and unconditional, notwithstanding the gross negligence or willful misconduct of any Issuing Bank.

ARTICLE V

PAYMENTS, COMPUTATIONS AND

YIELD PROTECTION

SECTION 5.01. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents not later than 1:00 P.M. on the day when due in Dollars to the Administrative Agent at its address referred to in Section 11.02 in same day funds, except payments to be made directly to any Issuing Bank as expressly provided herein; any payment received after 1:00 P.M. shall be deemed to have been received at the start of business on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective Lenders to which the same are payable, for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. If and to the extent that any distribution of any payment from the Borrower required to be made to any Lender pursuant to the preceding sentence shall not be made in full by the Administrative Agent on the date such payment was received by the Administrative Agent, the Administrative Agent shall pay to such Lender, upon demand, interest on the unpaid amount of such distribution, at a rate per annum equal to the Federal Funds Effective Rate, from the date of such payment by the Borrower to the Administrative Agent to the date of payment in full by the Administrative Agent to such Lender of such unpaid amount. Upon the Administrative Agent’s acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 11.07, from and after the effective date specified in such Lender Assignment, the Administrative Agent shall make all payments hereunder and under any Promissory Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes the Administrative Agent, each Lender and each Issuing Bank, if and to the extent payment owed to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, is not made when due hereunder (or, in the case of a Lender, under any Promissory Note held by such Lender), to charge from time to time against any or all of the Borrower’s accounts with the Administrative Agent, such Lender or such Issuing Bank, as the case may be, any amount so due.

(c) All computations of interest based on the Alternate Base Rate (when the Alternate Base Rate is based on the Reference Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All other computations of interest and fees hereunder (including computations of interest based on the Eurodollar Rate and the Federal Funds Effective Rate) shall be made by the Administrative Agent on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each such determination by the Administrative Agent or a Lender shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Any amount payable by the Borrower hereunder or under any of the Promissory Notes that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at a rate per annum equal at all times to the Default Rate, payable on demand.

(g) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder,

such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto.

SECTION 5.02. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining the Eurodollar Rate for each Interest Period. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, subject to Section 3.04(c).

(b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 3.05(b)(i) or (ii), and the Eurodollar Rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 3.05(b)(ii).

SECTION 5.03. Prepayments. The Borrower shall have no right to prepay any principal amount of any Loans other than as provided in subsections (a) and (b) below.

(a) The Borrower may, upon at least three Business Days’ notice to the Administrative Agent stating the proposed date and the aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of Loans made as part of the same Borrowing, in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) in the case of Eurodollar Rate Loans, and subject to Section 5.04(d), any amount payable to the Lenders pursuant to Section 5.04(b); provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than (A) in the case of Eurodollar Loans, $3,000,000 or an integral multiple of $1,000,000 in excess thereof or (B) in the case of ABR Loans, $500,000 or an integral multiple of $500,000 in excess thereof.

(b) On the date of any termination or reduction of the Commitments pursuant to Section 2.03, the Borrower shall pay or prepay so much of the principal amount outstanding hereunder as shall be necessary in order that the aggregate principal amount outstanding hereunder (after giving effect to all Extensions of Credit to be made on such date and the application of the proceeds thereof) will not exceed the Commitments following such termination or reduction, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) in the case of prepayments of Eurodollar Rate Loans, and subject to Section 5.04(d), any amount payable to the Lenders pursuant to Section 5.04(b). Any prepayments required by this subsection (b) shall be applied to outstanding ABR Loans up to the full amount thereof before they are applied to outstanding Eurodollar Rate Loans.

SECTION 5.04. Yield Protection. (a) Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, there shall be reasonably incurred any increase in (A) the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or of participating in the issuance, maintenance or funding of any Letter of Credit, or (B) the cost to any Issuing Bank of issuing or maintaining any Letter of Credit, then the Borrower shall from time to time, promptly after demand by such Lender or Issuing Bank, as the case may be (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or Issuing Bank, as the case may be, for such increased cost. A certificate as to the amount of such increased cost and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender or such Issuing Bank, as the case may be, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(b) Breakage. If, due to any prepayment pursuant to Section 5.03, an acceleration of maturity of the Loans pursuant to Section 9.02, or any other reason, any Lender receives payments of principal of any Eurodollar Rate Loan other than on the last day of the Interest Period relating to such Loan, or if the Borrower shall Convert any Eurodollar Rate Loans on any day other than the last day of the Interest Period therefor, the Borrower shall, promptly after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for additional losses, costs, or expenses (including anticipated lost profits) that such Lender may reasonably incur as a result of such payment or Conversion, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan. For purposes of this subsection (b) and Section 3.04(e), a certificate setting forth the amount of such additional losses, costs, or expenses and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(c) Capital. If any Lender or Issuing Bank determines that (i) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Bank, whether directly, or indirectly as a result of commitments of any corporation controlling such Lender or Issuing Bank (but without duplication), and (ii) the amount of such capital is increased by or based upon (A) the existence of such Lender’s or Issuing Bank’s commitment to lend or issue or participate in any Letter of Credit hereunder, or (B) the participation in or issuance or maintenance of any Letter of Credit or Loan and (C) other similar such commitments, then, promptly after demand by such Lender or Issuing Bank, the Borrower shall pay to the Administrative Agent for the account of such Lender or Issuing Bank from time to time as specified by such Lender or Issuing Bank additional amounts sufficient to compensate such Lender or Issuing Bank in the light of such circumstances, to the extent that such Lender or Issuing Bank reasonably determines such increase in capital to be allocable to the transactions contemplated hereby. A certificate as to such amounts and giving a reasonable explanation and calculation thereof (to the extent permitted by law) shall be submitted to the Borrower and the Administrative Agent by such Lender or Issuing Bank and shall be conclusive and binding for all purposes, absent manifest error.

(d) Notices, Etc. Each Lender hereby agrees to use its best efforts to notify the Borrower of the occurrence of any event referred to in subsection (a), (b) or (c) of this Section 5.04 promptly after becoming aware of the occurrence thereof. The Borrower shall pay the Administrative Agent, for the account of such Lender, the amount shown as due on any certificate delivered pursuant to this Section 5.04 within ten Business Days after its receipt of the same. The failure of any Lender to provide such notice or to make demand for payment under said subsection shall not constitute a waiver of such Lender’s rights hereunder; provided that, notwithstanding any provision to the contrary contained in this Section 5.04, the Borrower shall not be required to reimburse any Lender for any amounts or costs incurred under subsection (a), (b) or (c) above, more than 90 days prior to the date that such Lender notifies the Borrower in writing thereof, in each case unless, and to the extent that, any such amounts or costs so incurred shall relate to the retroactive application of any event notified to the Borrower which entitles such Lender to such compensation. Each Lender claiming any compensation under this Section 5.04 shall use reasonable efforts to designate a different Applicable Lending Office if such designation would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons. If any Lender shall subsequently determine that any amount demanded and collected under this Section 5.04 was done so in error, such Lender will promptly return such amount to the Borrower.

(e) Survival of Obligations. Subject to subsection (d) above, the Borrower’s obligations under this Section 5.04 shall survive the repayment of all other amounts owing to the Lenders, the Agents and the Issuing Banks under the Loan Documents and the termination of the Commitments.

SECTION 5.05. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 5.04 or 11.07) in excess of its ratable share of payments obtained by all the Lenders on account of the Loans of such Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 5.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participations from the other Lenders in accordance with this Section 5.05, on the date of receipt of such excess payment, return such excess payment to the Administrative Agent for distribution in accordance with Section 5.01(a).

SECTION 5.06. Taxes. (a) All payments by the Borrower hereunder and under the other Loan Documents shall be made in accordance with Section 5.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Bank and each Agent, taxes imposed on its overall net or gross income, receipts, capital, net worth, privilege of transacting business or corporate franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net or gross income, receipts, capital, net worth, privilege of transacting business or corporate franchise taxes imposed on it by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, Issuing Bank or Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.06) such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other similar taxes or charges that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.06) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor. Nothing herein shall preclude the right of the Borrower to contest any such Taxes or Other Taxes so paid, and each Lender, Issuing Bank and Agent in question (as the case may be) will, following notice from, and at the expense of, the Borrower, reasonably cooperate with the Borrower to preserve the Borrower’s rights to contest such Taxes or Other Taxes.

(d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt evidencing payment thereof.

(e) Each Bank represents and warrants that either (i) it is organized under the laws of a jurisdiction within the United States or (ii) it has delivered to the Borrower or the Administrative Agent duly completed copies of such form or forms prescribed by the United States Internal Revenue Service indicating that such Bank is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code or any tax treaty to which the United States is a party. Each other Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Administrative Agent, such Lender will deliver to the Borrower and the Administrative Agent (to the extent that it is not prohibited by law from doing so) either (A) a statement that it is organized under the laws of a jurisdiction within the United States or (B) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service, indicating that such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code. Each Bank that has delivered, and each other Lender that hereafter delivers, to the Borrower and the Administrative Agent the form or forms referred to in the two preceding sentences further undertakes to deliver to the Borrower and the Administrative Agent, to the extent that it is not prohibited by law from doing so, further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect. Each Lender represents and warrants that each such form supplied by it to the Administrative Agent and the Borrower pursuant to this subsection (e), and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate, and such Lender acknowledges and agrees that nothing contained herein shall in any way limit, waive, or otherwise reduce any claim that the Administrative Agent or the Borrower may have against such Lender in the event that any such form shall not be complete and accurate.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 5.06 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 5.06 (“Additional Amounts”) who receives a tax credit, rebate, allowance, remission, deduction, or similar tax benefit as a result of the Borrower’s payment of such Additional Amounts shall, to the extent it can do so without prejudice to the retention of the amount so realized (after taking into account any net additional taxes paid in connection with the realization thereof), notify the Borrower and pay to the Borrower (to the extent that the same shall not already have been taken into account in computing any amount previously paid by the Borrower or the amount of any reimbursement previously received by such Lender) promptly after the realization thereof an amount that is equal to the net amount thereof (or, in the event of a deduction from taxable income, the net tax benefit generated thereby, if less than such deduction) plus any additional tax savings resulting from the payment of such amount to the Borrower pursuant to this sentence, provided that the aggregate of all such payments shall not exceed the aggregate of all Additional Amounts paid by the Borrower with respect to such Lender.

(h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.06 shall survive the repayment of all other amounts owing to the Lenders, the Agents and the Issuing

Banks under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 5.06 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender or Issuing Bank, as the case may be, to make its initial Extension of Credit is subject to the fulfillment of the following conditions precedent:

(a) The Administrative Agent shall have received, on or before the day of the initial Extension of Credit, the following, each dated such day, in form and substance satisfactory to each Lender (except where otherwise specified below) and (except for any Promissory Notes) in sufficient copies for each Lender:

(i) This Agreement, duly executed by the Borrower, each Bank and the Agents.

(ii) Issuing Bank Agreements, duly executed by the Borrower and each of Bank One, NA and Wachovia Bank, National Association, in form and substance satisfactory to the Administrative Agent.

(iii) The Fee Letter, duly executed by the Borrower, in form and substance satisfactory to the Administrative Agent and the Syndication Agent.

(iv) Certified copies of the resolutions of the Board of Directors of the Borrower authorizing the Borrower to enter into each of the Loan Documents to which it is, or is to be, a party, and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to such Loan Documents.

(v) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names, true signatures and incumbency of the officers of the Borrower authorized to sign the Loan Documents to which it is, or is to be, a party, and the other documents to be delivered hereunder and thereunder.

(vi) Copies of the Certificate of Incorporation (or comparable charter document) and by-laws of the Borrower, together with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower.

(vii) An irrevocable notice from the Borrower requesting termination of the “Commitments” under the Existing Credit Agreement effective automatically on such date upon the satisfaction (or waiver) of the other conditions precedent set forth in this Section 6.01.

(viii) The Promissory Notes (if requested by any Lender pursuant to Section 3.01(d)), duly executed by the Borrower.

(ix) Favorable opinions of:

(A) Metz Lewis LLC, special counsel to the Borrower, in substantially the form of Exhibit C;

(B) Martin L. Ryan, Esq., Assistant General Counsel of the Borrower, in substantially the form of Exhibit D; and

(C) Hughes Hubbard & Reed LLP, counsel to the Administrative Agent, in substantially the form of Exhibit E.

(x) A certificate of subsistence recently issued by the Pennsylvania Secretary of the Commonwealth with respect to the Borrower (or other evidence satisfactory to the Administrative Agent that the Borrower is a subsisting corporation in the Commonwealth of Pennsylvania).

(xi) Such other approvals, opinions and documents as any Lender, through the Administrative Agent, may reasonably request.

(b) The Existing Credit Agreement has been (or will have been, upon the initial Extension of Credit and the application of the proceeds thereof) paid in full and the commitments thereunder terminated.

(c) The following statements shall be true and the Administrative Agent shall have received a certificate of a Senior Financial Officer of the Borrower, dated the Closing Date and in sufficient copies for each Lender, stating that:

(i) the representations and warranties set forth in Section 7.01 of this Agreement are true and correct on and as of the Closing Date as though made on and as of such date, and

(ii) no event has occurred and is continuing that constitutes an Unmatured Default or an Event of Default.

(d) The Borrower shall have paid all fees under or referenced in Section 2.02 and all expenses referenced in Section 11.04(a), in each case to the extent then due and payable.

(e) Any Governmental Approvals shall have been obtained and be in full force and effect. Any third party approvals necessary in connection with the Loan Documents and the transactions contemplated thereby shall have been obtained and be in full force and effect. All such Governmental Approvals and third party approvals, if any, shall be in form and substance satisfactory to the Administrative Agent and the Lenders.

SECTION 6.02. Conditions Precedent to Each Extension of Credit. The obligation of each Lender or Issuing Bank, as the case may be, to make an Extension of Credit (including the initial Extension of Credit, but excluding Conversions) shall be subject to the further conditions precedent that, on the date of such Extension of Credit and after giving effect thereto:

(a) The following statements shall be true (and each of the giving of the applicable notice or request with respect thereto and the making of such Extension of Credit shall constitute a representation and warranty by the Borrower that, on the date of such Extension of Credit, such statements are true):

(i) the representations and warranties contained in Section 7.01 (other than, in the case of any amendment of any Letter of Credit having the effect of extending the stated termination date thereof, the representation and warranty contained in Section 7.01(f)(ii)) of this Agreement are true and correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds thereof, as though made on and as of such date; and

(ii) no Unmatured Default or Event of Default has occurred and is continuing, or would result from such Extension of Credit or the application of the proceeds thereof.

(b) The Administrative Agent shall have received such other approvals, opinions and documents as any Lender or Issuing Bank, through the Administrative Agent, may reasonably and in good faith request, and such approvals, opinions and documents shall be in form and substance satisfactory to the Administrative Agent.

SECTION 6.03. Determinations Under Section 6.01. For purposes of determining compliance with the conditions specified in Section 6.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the date of the initial Extension of Credit specifying its objection thereto.

SECTION 6.04. Reliance on Certificates. The Lenders, the Issuing Banks and each Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective individuals named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of such Person identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business in all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary (except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole).

(b) The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or will be a party are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Borrower’s certificate of incorporation or by-laws, (ii) law, or (iii) any legal or contractual restriction binding on or affecting the Borrower; and such execution, delivery and performance do not and will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any of its properties.

(c) No Governmental Approval is required.

(d) This Agreement is, and each other Loan Document to which the Borrower will be a party when executed and delivered hereunder will be, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) None of the written financial or other information relating to the Borrower or any of its Subsidiaries and provided by the Borrower to any Agent and/or the Lenders (including the Information Memorandum) contains any material misstatement of fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

(f) (i) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2003, and the related statements of consolidated income, consolidated cash flows and consolidated retained earnings of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, together with the report thereon of Deloitte & Touche LLP, all as set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at June 30, 2004 and the related unaudited statements of consolidated income, consolidated cash flows and consolidated retained earnings for the six-month period then ended, all as set forth in the Borrower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (the “Form 10-Q”), copies of each of which have been furnished to each Lender, fairly present (subject, in the case of such balance sheet and statement of income for the six months ended June 30, 2004, to year-end adjustments) the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP; and (ii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 or the Form 10-Q, since December 31, 2003, there has been no material adverse change in the business, financial condition, operations, or results of operations of the Borrower and its Subsidiaries, taken as a whole, or in the Borrower’s ability to perform its obligations under this Agreement or any other Loan Document to which it is or will be a party.

(g) Except as disclosed in Schedule III attached hereto, in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, or in the Form 10-Q, there is no pending or, to the Borrower’s knowledge, threatened action, suit, investigation, litigation or proceeding against or, to the Borrower’s knowledge, affecting the Borrower or any of its Subsidiaries or any of their respective properties before any court, governmental agency or arbitrator, that would reasonably be expected to materially adversely affect (i) the business, financial condition, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the legality, validity, or enforceability of, or the ability of the Borrower to perform its obligations under, this Agreement or any other Loan Document to which the Borrower is or is to be a party.

(h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates which would result in a material liability to the Borrower or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan of the Borrower or any of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan in all material respects. Since the date of such Schedule B there has been no material adverse change in such funding status and no “prohibited transaction” has occurred with respect thereto which is reasonably expected to result in a material liability to the Borrower or any of its ERISA Affiliates. Neither the Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA. Except as set forth in the financial statements referred to in Section 7.01(f), the Borrower and its Subsidiaries have no material liability with respect to “expected post retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106. Each Plan and any related trust intended to qualify under Internal Revenue Code Section 401 or 501 are so qualified (except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect). There are no pending or threatened claims, actions or proceedings (other than claims for benefits in the normal course) relating to any Plan other than those that in the aggregate, if adversely determined, would not reasonably be expected to have a Material Adverse Effect.

(i) The Borrower has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with GAAP.

(j) Duquesne Light is a wholly-owned Subsidiary of the Borrower. The Borrower is a “holding company” within the meaning of PUHCA, but is exempt from the provisions thereof, except Section 9(a)(2) thereof. Such exemption is pursuant to Section 3(a)(1) of PUHCA.

(k) The operations and properties of the Borrower comply in all respects with all applicable laws (including ERISA and Environmental Laws), rules, regulations and orders of any governmental authority, the noncompliance with which would reasonably be expected to have a Material Adverse Effect, except to the extent that the Borrower is contesting the same in good faith and by appropriate proceedings.

(l) The Borrower is, and upon the consummation of the transactions contemplated under this Agreement will be, solvent, and has, and upon the consummation of such transactions will have, assets having a fair value in excess of the amount required to pay its probable liabilities on its existing Debt as they become absolute and matured, and does not have, and will not have, upon the consummation of such transactions, an unreasonably small capital for the conduct of its business as it is now being conducted.

(m) Following application of the proceeds of each Extension of Credit, not more than 25 percent of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board).

(n) The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan or any drawing under any Letter of Credit will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

(o) Neither the Borrower nor any of its Subsidiaries is, or after the making of any Extension of Credit or the application of the proceeds or repayment thereof, or the consummation of any of the other transactions contemplated hereby, will be (with respect to DQE Capital, by virtue of Rule 3a-5), an “investment company” or a company “controlled” by an “investment company” (within the meaning of the Investment Company Act).

(p) No proceeds of any Extension of Credit or any drawing under any Letter of Credit will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act, other than strictly for investment purposes.

ARTICLE VIII

COVENANTS OF THE BORROWER

SECTION 8.01. Affirmative Covenants. So long as any Loan or any other amount payable hereunder or under any Promissory Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower will, unless the Required Lenders shall otherwise consent in writing:

(a) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its properties, except to the extent the Borrower is contesting the same in good faith and by appropriate proceedings and has set aside adequate reserves for the payment thereof in accordance with GAAP.

(b) Maintenance of Insurance. Maintain, or cause to be maintained, with responsible and reputable insurance companies and associations or through its own program of self-insurance, insurance covering the Borrower and its properties to such extent, and against such hazards and liabilities, as is customarily maintained by similar companies similarly situated.

(c) Preservation of Existence, Etc. Subject to Section 8.02(a), preserve and maintain its corporate existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business; provided, however, that the Borrower shall not be required to preserve and maintain any such right or franchise, or its right to conduct business in any such state, unless the failure to do so would reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Laws, Etc. Comply in all respects with the requirements of all applicable laws (including ERISA and Environmental Laws), rules, regulations and orders of any governmental authority, except to the extent that (i) the Borrower is contesting the same in good faith by appropriate proceedings or (ii) any such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(e) Inspection Rights. At any reasonable time and from time to time upon reasonable notice, permit or arrange for each Agent, each Issuing Bank, each of the Lenders, and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and its Subsidiaries and the assets and business of the Borrower and its Subsidiaries, which records and books of account, in the case of the Borrower, shall be in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop, and operate in substantial conformity with all laws and material contractual obligations, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing herein shall prevent the Borrower from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its business and such discontinuance would not reasonably be expected to have a Material Adverse Effect.

(h) Further Assurances. Use all reasonable efforts to duly obtain Governmental Approvals required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Approvals in full force and effect, except to the extent that any such failure to obtain or maintain such Governmental Approvals would not reasonably be expected to have a Material Adverse Effect.

(i) Reporting Requirements. Furnish to the Administrative Agent, in sufficient number of copies for each Lender, the following:

(i) as soon as possible and in any event within five Business Days after the occurrence of each Unmatured Default or Event of Default continuing on the date of such statement, a statement of a Senior Financial Officer of the Borrower setting forth details of such Unmatured Default or Event of Default and the action that the Borrower proposes to take with respect thereto;

(ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and statements of consolidated income, consolidated retained earnings and consolidated cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by a Senior Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (A) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Sections 8.01(j) and 8.01(k) and (B) a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

(iii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and statements of consolidated income, consolidated retained earnings and consolidated cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by the audit report of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm, together with (A) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower firm in determining, as of the end such fiscal year, compliance with the covenants contained in Sections 8.01(j) and 8.01(k) and (B) a certificate of a Senior Financial Officer of the Borrower stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

(iv) as soon as possible and in any event (A) within 30 days after any ERISA Event described in clause (i) of the definition of ERISA Event with respect to any Material Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and (B) within ten days after any other ERISA Event with respect to any Material Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred, a statement of a Senior Financial Officer of the Borrower describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(v) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Material Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(vi) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Material Plan (if any) to which the Borrower or any ERISA Affiliate of the Borrower is a contributing employer;

(vii) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $5,000,000 pursuant to Section 4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable;

(viii) promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 7.01(g) or (B) for which the Agents, the Issuing Banks and the Lenders will be entitled to indemnity under Section 11.04(b);

(ix) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its public security holders (if any), copies of all regular, periodic and special reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange, pursuant to the Exchange Act, and copies of all final prospectuses with respect to any securities issued or to be issued by the Borrower or any of its Subsidiaries; and

(x) within a reasonable time (but in no event more than 30 days) after any request therefor, such other information respecting the business, properties, results of operations, revenues, condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries (including schedules of the Borrower’s investments) as the Administrative Agent, any Issuing Bank or any Lender through the Administrative Agent may from time to time reasonably request.

(j) Consolidated Leverage Ratio. Maintain at all times a ratio of Consolidated Debt to Consolidated Capital of not more than 0.65 to 1.0.

(k) Coverage Ratio. Maintain, with respect to each twelve month period ending on the last day of each fiscal quarter of the Borrower (determined as of the last day of such fiscal quarter), a Coverage Ratio of at least 2.0 to 1.0.

(l) Maintain Ownership of Duquesne Light. Maintain at all times, directly or indirectly, legal and beneficial ownership of 100% of the issued and outstanding shares of common stock of Duquesne Light, free and clear of any Liens (other than Permitted Liens), unless, in the case of the requirement to maintain such shares free and clear of all Liens other than Permitted Liens, the Lenders shall be similarly and ratably secured pursuant to documents in form and substance satisfactory to the Administrative Agent and the Lenders.

(m) Use of Proceeds. Use all Extensions of Credit only for working capital and other general corporate purposes of the Borrower, including the on-lending of such proceeds to its Subsidiaries and/or other Affiliates of the Borrower; provided that the Debt evidenced by any such on-lending shall be evidenced by promissory notes made by such Subsidiary or other Affiliate, as the case may be.

SECTION 8.02. Negative Covenants. So long as any Loan or any other amount payable hereunder or under any Promissory Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower shall not, without the written consent of the Required Lenders:

(a) Mergers, Etc. Merge with or into or consolidate with or into any other Person, except that the Borrower may merge or consolidate with or into any other Person, provided that immediately after giving effect thereto, (i) no event shall occur and be continuing that constitutes an Unmatured Default or an Event of Default, (ii) the Borrower is the surviving corporation, (iii) this Agreement remains in full force and effect, and (iv) the surviving corporation is in compliance with the ratio set forth in Section 8.01(j).

(b) Sales, Etc., of Assets. Sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets, or permit any of its Significant Subsidiaries to sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets, except for sales, leases, transfers, assignments, and other dispositions of all or substantially all of the Borrower’s or any such Significant Subsidiary’s assets to the Borrower or any other Significant Subsidiary of the Borrower, in each case for good and valuable consideration (as determined in the reasonable judgment of the Borrower’s or such Significant Subsidiary’s, as the case may be, board of directors, and which consideration may include the assumption of obligations of such Significant Subsidiary), provided in each case that no Unmatured Default or Event of Default shall have occurred and be continuing after giving effect thereto.

ARTICLE IX

DEFAULTS

SECTION 9.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing, the Administrative Agent and the Lenders shall be entitled to exercise the remedies set forth in Section 9.02:

(a) The Borrower shall fail to pay (i) any principal of any Loan within three days after the same becomes due and payable or (ii) any interest thereon, fees or other amounts (other than any principal of any Loan) payable hereunder or under any other Loan Document within ten days after the same becomes due and payable; or

(b) Any representation or warranty made by or on behalf of the Borrower in any Loan Document or certificate or other writing delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 8.01(c), Section 8.01(i)(i), Section 8.01(j), Section 8.01(k), Section 8.01(l), Section 8.01(m) or Section 8.02; or

(d) The Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in any Loan Document and any such failure shall remain unremedied, after written notice thereof shall have been given to the Borrower by the Administrative Agent, for a period of fifteen days; or

(e) The Borrower or any of its Significant Subsidiaries (including Duquesne Light) shall fail to pay any of its Debt (including any interest or premium thereon but excluding Debt incurred under this Agreement) aggregating $50,000,000 or more, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof as a result of a default or similar adverse event; or

(f) The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower or such Significant Subsidiary, any such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against the Borrower or such Significant Subsidiary or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or such Significant Subsidiary or any of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or

(g) Any judgment or order (other than a judgment or order for a rate refund) shall be rendered against the Borrower, any of its Significant Subsidiaries (including Duquesne Light) or their respective properties for the payment of money exceeding applicable insurance coverage (as to which such Person has received no notice or claim of protest, dishonor or non-payment) by $50,000,000, and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 30 consecutive days during which such judgment or order shall remain undischarged and there shall be no stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, in effect; or

(h) Any material provision of this Agreement or any other Loan Document to which the Borrower is a party shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert in writing; or

(i) At any time any Issuing Bank shall have been served with or otherwise subjected to a court order, injunction, or other process or decree issued or granted at the instance of the Borrower restraining or seeking to restrain such Issuing Bank from paying any amount under any Letter of Credit issued by it and either (i) there has been a drawing under such Letter of Credit which such Issuing Bank would otherwise be obligated to pay or (ii) the stated expiration date or any reduction of the stated amount of such Letter of Credit has occurred but the right of the beneficiary to draw thereunder has been extended in connection with the pendency of the related court action or proceeding; or

(j) Any Governmental Approval shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lenders, the Issuing Banks and the Administrative Agent; or

(k) The Borrower or any of its ERISA Affiliates shall fail to pay when due an amount or amounts aggregating in excess of $20,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Material Plan, other than a Multiemployer Plan, shall be filed under Title IV of ERISA by the Borrower or any of its ERISA Affiliates, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan, other than a Multiemployer Plan, or a proceeding shall be instituted by a fiduciary of any Material Plan which is a Multiemployer Plan against the Borrower or any of its ERISA Affiliates to enforce an obligation of the Borrower or any of its ERISA Affiliates exceeding $20,000,000 under Section 515 of ERISA in connection with a withdrawal or alleged withdrawal from such Multiemployer Plan or to take any action under Section 4219(c)(5) of ERISA and any such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or any other ERISA Event shall occur that, in the opinion of the Required Lenders, would reasonably be expected to have a Material Adverse Effect.

SECTION 9.02. Remedies. If any Event of Default has occurred and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower (i) declare the Commitments and the obligation of each Lender to make or Convert Loans (other than Loans under Section 4.04(b)) and of any Issuing Bank to issue a Letter of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the principal amount outstanding hereunder, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the principal amount outstanding hereunder, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and/or (iii) require the Borrower to pay immediately to the Administrative Agent an amount equal to the aggregate LC Outstandings of all Letters of Credit then outstanding, to be held by the Administrative Agent (for its benefit and the benefit of the Issuing Banks and the Lenders) as cash collateral securing LC Outstandings and the Borrower’s reimbursement obligations with respect thereto; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments and the obligation of each Lender to make Loans and of any Issuing Bank to issue any Letter of Credit shall automatically be terminated and (B) the principal amount outstanding hereunder, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Section 9.02 shall affect (1) the obligation of any Issuing Bank to make any payment under any Letter of Credit issued by such Issuing Bank in accordance with the terms of such Letter of Credit or (2) the participatory interest of each Lender in each such payment.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.01. Authorization and Action.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) Any Lender serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Default or an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Lender serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender (in which case the Administrative Agent shall promptly give a copy of such written notice to the Lenders and the Issuing Banks). The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Neither the Syndication Agent nor any Co-Documentation Agent shall have any duties or obligations in such capacity under any of the Loan Documents.

(d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding subsections of this Section 10.01 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this subsection (f), the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a Lender or an Affiliate of a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g) Each Lender acknowledges that it has independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.02. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective Percentages of the Lenders, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document (other than the Fee Letter) or any action taken or omitted by the Administrative Agent under this Agreement or any other Loan Document (other than the Fee Letter), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, syndication, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document (other than the Fee Letter) to the extent that the Administrative Agent is entitled to reimbursement for such expenses pursuant to Section 11.04 but is not reimbursed for such expenses by the Borrower.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive, modify or eliminate any of the conditions specified in Article VI, (ii) increase the Commitments of the Lenders or subject the Lenders to any additional obligations (other than any increases in the Commitments pursuant to Section 2.01(c)), (iii) reduce the principal of, or interest on, any Loan, any Applicable Margin or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent and the Syndication Agent pursuant to Section 2.02(c)), (iv) extend the Revolving Credit Termination Date or the Letter of Credit Expiration Date or postpone any date fixed for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.02(c)), (v) change the definition of “Required Lenders” contained in Section 1.01 or change any other provision that specifies the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (vi) amend any Loan Document in a manner intended to prefer one or more Lenders over any other Lenders, or (vii) amend, waive or modify this Section 11.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above to take such action, affect the rights or duties of any Issuing Bank under this Agreement or any other Loan Document. Any request from the Borrower for any amendment, waiver or consent under this Section 11.01 shall be addressed to the Administrative Agent.

SECTION 11.02. Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, (i) if to the Borrower, at its address at 411 Seventh Avenue, 7th Floor, Pittsburgh, Pennsylvania 15219, Attention: Vice President and Treasurer (Telecopy no. 412.393.1187); (ii) if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I; (iii) if to any Issuing Bank, at its address specified in the Issuing Bank Agreement to which it is a party; (iv) if to any Lender other than a Bank, at its Domestic Lending Office specified in the Lender Assignment or Accession and Amendment Agreement (as applicable) pursuant to which it became a Lender; (v) if to the Administrative Agent, at its address at 445 South Figueroa Street, Los Angeles, California 90071, Attention: Robert Olson (Telecopy no. 213.236.4096); and (vi) if to the Syndication Agent, at its address at 1 Bank One Plaza, Mail Code IL1-0365, Chicago, Illinois 60670-0365, Attention: Robert Bussa (Telecopy no. 312.325.3030); or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective five days after being deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III, or X shall not be effective until received by the Administrative Agent.

SECTION 11.03. No Waiver of Remedies. No failure on the part of the Borrower, any Lender, any Issuing Bank or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04. Costs, Expenses and Indemnification. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of each Agent in connection with the preparation, negotiation, syndication, execution and delivery of the Loan Documents and any proposed modification, amendment, waiver or consent relating to any Loan Document, including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and the Syndication Agent with respect thereto and with respect to the administration of, and advising the Administrative Agent as to its rights and responsibilities under, this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Administrative Agent and each Lender (including reasonable fees and expenses of counsel to the Administrative Agent and counsel for each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder.

(b) The Borrower shall indemnify each Agent, each Issuing Bank, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnified Person (whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding), incurred by or asserted against any Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan, Letter of Credit or other Extension of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of any Hazardous Substance on or from any property owned or operated by the Borrower or any of its Affiliates, or any Environmental Liability related in any way to the Borrower or any of its Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnified Person.

(c) The Borrower’s obligations under this Section 11.04 shall survive the repayment of all amounts owing to the Lenders, the Issuing Banks and the Agents under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 11.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

SECTION 11.05. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 9.02 to authorize the Administrative Agent to declare the principal amount outstanding hereunder to be due and payable pursuant to the provisions of Section 9.02, each Lender and Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Issuing Bank to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document and any Promissory Notes held by such Lender or the Issuing Bank Agreement to which such Issuing Bank is a party, as the case may be, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under such Loan Document, such Promissory Notes or such Issuing Bank Agreement, as the case may be, and although such obligations may be unmatured. Each Lender and Issuing Bank agrees to notify promptly the Borrower after any such set-off and application made by such Lender or Issuing Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and Issuing Bank under this Section 11.05 are in addition to other rights and remedies (including other rights of set-off) which such Lender and Issuing Bank may have.

(b) The Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower’s rights to any independent claim that the Borrower may have against the Administrative Agent or any Lender for the Administrative Agent’s or such Lender’s, as the case may be, gross negligence or wilful misconduct, but no Lender shall be liable for any such conduct on the part of the Administrative Agent or any other Lender, and the Administrative Agent shall be liable for any such conduct on the part of any Lender.

SECTION 11.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 11.07. Assignments and Participation. (a) Each Lender may, with the consent of the Borrower and the Administrative Agent (such consent not to be unreasonably withheld or delayed and, in the case of the Borrower, shall not be required if an Event of Default has occurred and is continuing), assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, the Loans owing to it and any Promissory Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement,

(ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Lender Assignment with respect to such assignment) shall in no event be less than the lesser of the aggregate amount of such Lender’s Commitment and $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Lender Assignment, together with any Promissory Notes subject to such assignment and a processing and recordation fee of $4,000; and provided further, however, that the consent of the Borrower and the Administrative Agent shall not be required for any assignments by a Lender to any of its Affiliates or to any other Lender or any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it to an Eligible Assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, that the limitation set forth in clause (iii), above, shall not apply if an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared all Loans to be, or all Loans shall have automatically become, immediately due and payable hereunder. Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time assign all or any portion of the Loans owing to it to any Affiliate of such Lender. No such assignment, other than to an Eligible Assignee in accordance with this Section 11.07, shall release the assigning Lender from its obligations hereunder.

(b) By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 7.01(f) of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee (unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared all Loans to be immediately due and payable hereunder, in which case no such confirmation is necessary); (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 11.02 a copy of each Lender Assignment, Accession and Amendment Agreement and Increasing Lender Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Promissory Notes subject to such assignment, the processing and recordation fee referred to in subsection (a) above and any written consent to such assignment required by subsection (a) above, the Administrative Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit F, (i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. New and/or replacement Promissory Notes payable to the assignee and the assigning Lender (if the assigning Lender assigned less than all of its rights and obligations hereunder) shall be issued upon request pursuant to Section 3.01(d), and shall be dated the effective date of such Lender Assignment.

(e) Each Lender may sell participations to one or more banks or other financial institutions (a “Participant”) in or to all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment, the Loans owing to it and any Promissory Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Promissory Notes for all purposes of this Agreement, and (iv) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (f) below, the

Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.04 and 5.06 (and subject to the related obligations under such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) above. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 11.05(a) as though it were a Lender, provided such Participant agrees to be subject to Section 5.05 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 5.04 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.06 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.06 as though it were a Lender.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.07, disclose to the assignee or Participant or proposed assignee or Participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that (i) prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree, in accordance with the terms of Section 11.08, to preserve the confidentiality of any Confidential Information received by it from such Lender and (ii) such Lender agrees to notify promptly the Borrower of the names of the recipients of such Confidential Information, provided, however, that the failure by such Lender to do so shall impose no liability upon such Lender.

(h) If any Lender (or any Participant to which such Lender has sold a participation) shall make any demand for payment under Section 5.04(a) or (c), then within 30 days after any such demand (if, but only if, such demanded payment has been made by the Borrower), the Borrower may, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and provided that no Event of Default or Unmatured Default shall then have occurred and be continuing, demand that such Lender assign, at the sole cost and expense of the Borrower, in accordance with this Section 11.07 to one or more Eligible Assignees designated by the Borrower, all (but not less than all) of such Lender’s Commitment and the Loans owing to it within the period ending on the later to occur of (x) the last day of the 30-day period described above and (y) the last day of the longest of the then current Interest Periods for such Loans. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Lender’s Commitment or Loans, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (1) shall agree to such assignment by entering into a Lender Assignment with such Lender and (2) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder and under any Promissory Notes made by the Borrower to such Lender, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above, and payable by the Borrower as a condition to the Borrower’s right to demand such assignment) or otherwise (including, without limitation, to the extent not paid by the Borrower, any payments required pursuant to Section 5.04(b)). Notwithstanding anything set forth above in this subsection (h) to the contrary, the Borrower shall not be entitled to compel the assignment by any Lender demanding payment under Section 5.04(a) of its Commitment and Loans if, prior to or promptly following any such demand by the Borrower, such Lender shall have changed or shall change, as the case may be, its Applicable Lending Office for its Eurodollar Rate Loans so as to eliminate the further incurrence of such increased cost. In furtherance of the foregoing, any such Lender demanding payment or giving notice as provided above agrees to use reasonable efforts to so change its Applicable Lending Office if, to do so, would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons.

(i) Anything in this Section 11.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) nothing herein shall excuse any Granting Lender from its obligations hereunder. The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each Lender hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection (j), any SPC may, with prior notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by an SPC at the time of such amendment. Notwithstanding the foregoing provisions of this subsection, (1) an SPC shall not be deemed to be a Lender or a Participant and shall have no rights under this Agreement except as provided in this subsection

(j), and in particular, but not by way of limitation, shall have no rights to compensation for increased costs pursuant to Article III or Section 5.04 or 5.06, (2) the Granting Lender’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (3) the Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (4) the Granting Lender shall remain the holder of any Promissory Notes for all purposes of this Agreement, (5) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with the Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement, and (6) the Granting Lender shall indemnify and hold the Borrower harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred or shall arise as a result of any grant to an SPC contemplated hereunder.

SECTION 11.08. Confidentiality. (a) In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to the Agents, the Issuing Banks and the Lenders (each, a “Recipient”) written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as “Confidential Information”). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrower may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient’s ability to freely exchange such Confidential Information with its Affiliates or with prospective participants in or assignees of the Recipient’s position herein, but the Recipient’s ability to so exchange Confidential Information shall be conditioned upon any such Affiliate’s or prospective participant’s (as the case may be) entering into an agreement as to confidentiality similar to this Section 11.08. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (1) by a regulatory agency or otherwise in connection with an examination of the Recipient’s records by appropriate authorities, (2) pursuant to court order, subpoena or other legal process, (3) otherwise as required by law, or (4) in order to protect such Recipient’s interests or its rights or remedies hereunder or under the other Loan Documents; in the event of any required disclosure under clause (2), (3) or (4), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent not prohibited by law.

(b) Notwithstanding anything herein to the contrary, “Confidential Information” shall not include, and each Agent, the Borrower, each Lender and each Issuing Bank (and their respective officers, directors, employees, representatives and agents) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including, without limitation, opinions or other tax analyses) that are furnished or otherwise made available to any of them relating to such tax treatment and tax structure; provided, however, that none of the parties hereto shall disclose any information relating to such U.S. federal income tax treatment or U.S. federal income tax structure to the extent nondisclosure is necessary in order to comply with applicable securities laws.

SECTION 11.09. Waiver of Jury Trial. THE BORROWER, THE AGENTS, THE ISSUING BANKS, AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 11.10. Governing Law; Submission to Jurisdiction. This Agreement and the Promissory Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower, the Lenders, the Issuing Banks, and the Agents each (i) irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

SECTION 11.11. Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto. The Borrower hereby acknowledges that none of the Agents, the Issuing Banks nor the Lenders has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents, the Issuing Banks and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor.

SECTION 11.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

SECTION 11.13. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates pursuant hereto shall be considered to have been relied upon by the Agents, the Issuing Banks and the Lenders and shall survive the making by the Lenders of the Extensions of Credit and the execution and delivery to the Lenders of any Promissory Notes evidencing the Extensions of Credit and shall continue in full force and effect so long as any Promissory Note or any amount due hereunder or under any other Loan Document is outstanding and unpaid, any Letter of Credit is outstanding, or any Commitment of any Lender has not been terminated.

SECTION 11.14. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DUQUESNE LIGHT HOLDINGS, INC.

By	/s/ William F. Fields
Name:	William F. Fields
Title:	Vice President and Treasurer

UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent

By	/s/ Kevin M. Zitar
Name:	Kevin M. Zitar
Title:	Vice President

BANK ONE, NA, as Syndication Agent and an Issuing Bank

By	/s/ Jane Bek Keil
Name:	Jane Bek Keil
Title:	Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and an Issuing Bank

By	/s/ Yann Pirio
Name:	Yann Pirio
Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

CITIBANK, N.A., as Co-Documentation Agent

By	/s/ Robert J. Harrity, Jr.
Name:	Robert J. Harrity, Jr.
Title:	Managing Director

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$15,909,090.91	BANK ONE, NA

	By	/s/ Jane Bek Keil
	Name:	Jane Bek Keil
	Title:	Director

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$15,909,090.91	UNION BANK OF CALIFORNIA, N.A.

	By	/s/ Kevin M. Zitar
	Name:	Kevin M. Zitar
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$14,000,000.00	WACHOVIA BANK, NATIONAL ASSOCIATION

	By	/s/ Yann Pirio
	Name:	Yann Pirio
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$14,000,000.00	CITIBANK, N.A.

	By	/s/ Robert J. Harrity, Jr.
	Name:	Robert J. Harrity, Jr.
	Title:	Managing Director

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$12,727,272.73	KEYBANK NATIONAL ASSOCIATION

	By	/s/ Sherrie I. Manson
	Name:	Sherrie I. Manson
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$12,727,272.73	COMMERZBANK AG, NEW YORK BRANCH

	By	/s/ Timothy Chin
	Name:	Timothy Chin
	Title:	Vice President

	By	/s/ Steven Pottle
	Name:	Steven Pottle
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$11,772,727.27	NATIONAL CITY BANK OF PENNSYLVANIA

	By	/s/ Susan J. Dimmick
	Name:	Susan J. Dimmick
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$11,136,363.63	CITIZENS BANK OF PENNSYLVANIA

	By	/s/ Curtis C. Hunter III
	Name:	Curtis C. Hunter III
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$11,136,363.63	LEHMAN BROTHERS BANK, FSB

	By	/s/ Gary T. Taylor
	Name:	Gary T. Taylor
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$11,136,363.63	FIFTH THIRD BANK

	By	/s/ Jim Janovsky
	Name:	Jim Janovsky
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$9,545,454.55	MELLON BANK, N.A.

	By	/s/ Mark W. Rogers
	Name:	Mark W. Rogers
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$9,545,454.55	PNC BANK, NATIONAL ASSOCIATION

	By	/s/ Thomas A. Majeski
	Name:	Thomas A. Majeski
	Title:	Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$9,545,454.55	SOCIETE GENERALE, NEW YORK BRANCH

	By	/s/ R. Wayne Hutton
	Name:	R. Wayne Hutton
	Title:	Managing Director

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$9,545,454.55	SOVEREIGN BANK

	By	/s/ Robert D. Lanigan
	Name:	Robert D. Lanigan
	Title:	Senior Vice President

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

Commitment	Bank
$6,363,636.36	BANK HAPOALIM B.M.

	By	/s/ Shaun Breidbart
	Name:	Shaun Breidbart
	Title:	Vice President

	By	/s/ Laura Anne Raffa
	Name:	Laura Anne Raffa
	Title:	Executive Vice President & Corporate Manager

Signature Page to Duquesne Light Holdings, Inc. Credit Agreement

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